Exhibit 10.9

LOAN AND SECURITY AGREEMENT

Dated as of December 27, 2004

between

SENORX, INC.

a Delaware corporation

as “Borrower”,

and

VENTURE LENDING & LEASING IV, INC.

a Maryland corporation

as “Lender”

LOAN AND SECURITY AGREEMENT

The Borrower and Lender identified on the cover page of this document have entered or anticipate entering into one or more transactions pursuant to which Lender agrees to make available to Borrower a loan facility governed by the terms and conditions set forth in this document and one or more Supplements executed by Borrower and Lender which incorporate this document by reference. Each Supplement constitutes a supplement to and forms part of this document, and will be read and construed as one with this document, so that this document and the Supplement constitute a single agreement between the parties (collectively referred to as this “Agreement”).

Accordingly, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1 Definitions. The terms defined in Article 10 and in the Supplement will have the meanings therein specified for purposes of this Agreement.

1.2 Inconsistency. In the event of any inconsistency between the provisions of any Supplement and this document, the provisions of the Supplement will be controlling for the purpose of all relevant transactions.

ARTICLE 2 - THE COMMITMENT AND LOANS

2.1 The Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make term loans to Borrower from time to time from the Closing Date and to, but not including, the Termination Date in an aggregate principal amount not exceeding the Commitment. The Commitment is not a revolving credit commitment, and Borrower does not have the right to repay and reborrow hereunder; provided that Borrower may prepay the Loans as set forth in the Supplement. Each Loan requested by Borrower to be made on a single Business Day shall be for a minimum principal amount set forth in the Supplement, except to the extent the remaining Commitment is a lesser amount.

2.2 Notes Evidencing Loans; Repayment. Each Loan shall be evidenced by a separate Note payable to the order of Lender, in the total principal amount of the Loan. Principal and interest of each Loan shall be payable at the times set forth in the Note and regularly scheduled payments thereof and each Terminal Payment shall be effected by automatic debit of the appropriate funds from Borrower’s Primary Operating Account as specified in the Supplement hereto.

2.3 Procedures for Borrowing.

(a) Borrower shall give Lender, at least five (5) Business Days’ prior to a proposed Borrowing Date, written notice of any request for borrowing hereunder (a “Borrowing Request”). Each Borrowing Request shall be in substantially the form of Exhibit “B” to the Supplement, shall be executed by a responsible executive or financial officer of Borrower, and shall state how much is requested, and shall be accompanied by such other information and documentation as Lender may reasonably request.

(b) No later than 1:00 p.m. Pacific Standard Time on the Borrowing Date, if Borrower has satisfied the conditions precedent in Article 4, Lender shall make the Loan available to Borrower in immediately available funds.

2.4 Interest. Except as otherwise specified in the applicable Note, Basic Interest on the outstanding principal balance of each Loan shall accrue daily at the Designated Rate from the Borrowing Date until the Maturity Date. If the outstanding principal balance of such Loan is not paid on the Maturity Date, interest shall accrue at the Default Rate until paid in full, as further set forth herein.

2.5 Terminal Payment. Except as otherwise provided in the Supplement, Borrower shall pay the Terminal Payment with respect to each Loan on the Maturity Date of such Loan.

2.6 Interest Rate Calculation. Basic Interest, along with charges and fees under this Agreement and any Loan Document, shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. In no event shall Borrower be obligated to pay Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

2.7 Default Interest. Any unpaid payments of principal or interest or the Terminal Payment with respect to any Loan shall bear interest from their respective maturities, whether scheduled or accelerated, at the Designated Rate for such Loan plus five percent (5.00%) per annum, until paid in full, whether before or after judgment (the “Default Rate”). Borrower shall pay such interest on demand.

2.8 Late Charges. If Borrower is late in making any payment of principal or interest or Terminal Payment under this Agreement by more than five (5) days, Borrower agrees to pay a late charge of five percent (5%) of the installment due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Agreement and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Agreement or any of the other Loan Documents or from exercising any other rights and remedies of Lender.

2.9 Lender’s Records. Principal, Basic Interest, Terminal Payments and all other sums owed under any Loan Document shall be evidenced by entries in records maintained by Lender for such purpose. Each payment on and any other credits with respect to principal, Basic Interest, Terminal Payments and all other sums outstanding under any Loan Document shall be evidenced by entries in such records. Absent manifest error, Lender’s records shall be conclusive evidence thereof.

2.10 Grant of Security Interests; Filing of Financing Statements.

(a) To secure the timely payment and performance of all of Borrower’s Obligations to Lender, Borrower hereby grants to Lender continuing security interests in all of the Collateral. In connection with the foregoing, Borrower authorizes Lender to prepare and file any financing statements describing the Collateral without otherwise obtaining the Borrower’s signature or consent with respect to the filing of such financing statements.

(b) Borrower is and shall remain absolutely and unconditionally liable for the performance of its obligations under the Loan Documents, including, without limitation, any deficiency by reason of the failure of the Collateral to satisfy all amounts due Lender under any of the Loan Documents.

(c) All Collateral pledged by Borrower under this Agreement and any Supplement shall secure the timely payment and performance of all Obligations under this Agreement, the Notes and the other Loan Documents. Except as expressly provided in this Agreement, no Collateral pledged under this Agreement or any Supplement shall be released until such time as all Obligations under this Agreement and the other Loan Documents have been satisfied and paid in full.

(d) Notwithstanding anything to the contrary contained in this Agreement, the term Collateral shall not include any property that is subject to a Lien that is otherwise permitted pursuant to subsection (c) of the definition of “Permitted Lien” and the holder of such Lien has prohibited Borrower from further encumbering such property, and Lender agrees, at Borrower’s expense, to execute any instruments or documents necessary to release its interests in any such property and to otherwise effect the intent of the foregoing.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that, except as set forth in the Supplement or any schedule of exceptions executed by the parties, as of the Closing Date and each Borrowing Date:

3.1 Due Organization. Borrower is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to conduct business and is in good standing in each other jurisdiction in which its business is conducted or its properties are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization, Validity and Enforceability. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers, have been duly authorized, and are not in conflict with Borrower’s articles or certificate of incorporation or by-laws, or the terms of any charter or other organizational document of Borrower, as amended from time to time; and all such Loan Documents constitute valid and binding obligations of Borrower, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

3.3 Compliance with Applicable Laws. Borrower has complied with all licensing, permit and fictitious name requirements necessary to lawfully conduct the business in which it is engaged, and to any sales, leases or the furnishing of services by Borrower, including without limitation those requiring consumer or other disclosures, the noncompliance with which would have a Material Adverse Effect.

3.4 No Conflict. The execution, delivery, and performance by Borrower of all Loan Documents are not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower may be bound or affected. Without limiting the generality of the foregoing, the issuance of the Warrant to Lender (or its designee) and the grant of registration rights in connection therewith do not violate any agreement or instrument by which Borrower is bound or require the consent of any holders of Borrower’s securities other than consents which have been obtained prior to the Closing Date.

3.5 No Litigation, Claims or Proceedings. Except as set forth in Schedule 3.5, there is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, its property or the conduct of its business.

3.6 Correctness of Financial Statements. Borrower’s financial statements which have been delivered to Lender fairly and accurately reflect Borrower’s financial condition in accordance with GAAP as of the latest date of such financial statements; and, since that date there has been no Material Adverse Change.

3.7 No Subsidiaries. Borrower is not a majority owner of or in a control relationship with any other business entity.

3.8 Environmental Matters. To its knowledge after reasonable inquiry, Borrower has concluded that Borrower is in compliance with Environmental Laws, except to the extent a failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

3.9 No Event of Default. No Default or Event of Default has occurred and is continuing.

3.10 Full Disclosure. None of the representations or warranties made by Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Borrower in connection with the Loan Documents (including disclosure materials delivered by or on behalf of Borrower to Lender prior to the Closing Date or pursuant to Section 5.2 hereof), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

3.11 Specific Representations Regarding Collateral.

(a) Title. Except for the security interests created by this Agreement and Permitted Liens, (i) Borrower is and will be the unconditional legal and beneficial owner of the Collateral, and (ii) the Collateral is genuine and subject to no Liens, rights or defenses of others. With respect to the Borrower’s Intellectual Property, there exist no assignments or encumbrances of record with the U.S. Patent and Trademark Office or Copyright Office in favor of any third party.

(b) Rights to Payment. The names of the obligors, amount owing to Borrower, due dates and all other information with respect to the Rights to Payment are and will be correctly stated in all material respects in all Records relating to the Rights to Payment. Borrower further represents and warrants, to its knowledge, that each Person appearing to be obligated on a Right to Payment has authority and capacity to contract and is bound as it appears to be.

(c) Location of Collateral. Borrower’s chief executive office, Inventory, Records, Equipment and any other offices or places of business are located at the address(es) shown on the Supplement.

(d) Business Names. Other than its full corporate name, Borrower has not conducted business using any trade names or fictitious business names except as shown on the Supplement.

3.12 Copyrights, Patents, Trademarks and Licenses.

(a) Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other similar rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person.

(b) To Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower infringes upon any rights held by any other Person.

(c) No claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed which, in either case, could reasonably be expected to have a Material Adverse Effect.

3.13 Survival. The representations and warranties of Borrower as set forth in this Agreement survive the execution and delivery of this Agreement.

ARTICLE 4 - CONDITIONS PRECEDENT

4.1 Conditions to First Loan. The obligation of Lender to make its first Loan hereunder is, in addition to the conditions precedent specified in Section 4.2 and in any Supplement, subject to the fulfillment of the following conditions and to the receipt by Lender of the documents described below, duly executed and in form and substance satisfactory to Lender and its counsel:

(a) Resolutions. A certified copy of the resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance by Borrower of the Loan Documents.

(b) Incumbency and Signatures. A certificate of the secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign the Loan Documents, together with a sample of the true signature of each such officer.

(c) Legal Opinion. The opinion of legal counsel for Borrower as to such matters as Lender may reasonably request, including the matters covered by Sections 3.1, 3.2, 3.4 and 3.5 hereof.

(d) Articles and By-Laws. Certified copies of the Articles or Certificate of Incorporation and By-Laws of Borrower, as amended through the Closing Date.

(e) This Agreement. A counterpart of this Agreement and an initial Supplement, with all schedules completed and attached thereto, and disclosing such information as is acceptable to Lender.

(f) Financing Statements. Filing copies (or other evidence of filing satisfactory to Lender and its counsel) of such UCC financing statements, collateral assignments, account control agreements, and termination statements, with respect to the Collateral as Lender shall request.

(g) Intentionally Omitted.

(h) Lien Searches. UCC lien, judgment, bankruptcy and tax lien searches of Borrower from such jurisdictions or offices as Lender may reasonably request, all as of a date reasonably satisfactory to Lender and its counsel.

(i) Good Standing Certificate. A Certificate of status or good standing of Borrower as of a date acceptable to Lender from the jurisdiction of Borrower’s organization and any foreign jurisdictions where Borrower is qualified to do business.

(j) Warrant(s). One or more warrants issued by Borrower to Lender (or its designee) exercisable for such number, type and class of shares of Borrower’s capital stock, and for an initial exercise price as is specified in the Supplement.

(k) Other Documents. Such other documents and instruments as Lender may reasonably request to effectuate the intents and purposes of this Agreement.

4.2 Conditions to All Loans. The obligation of Lender to make its initial Loan and each subsequent Loan is subject to the following further conditions precedent that:

(a) No Default. No Default or Event of Default has occurred and is continuing or will result from the making of any such Loan, and the representations and warranties of Borrower contained in Article 3 of this Agreement and Part 3 of the Supplement are true and correct as of the Borrowing Date of such Loan.

(b) No Material Adverse Effect. No event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Borrowing Request. Borrower shall have delivered to Lender a Borrowing Request for such Loan.

(d) Note. Borrower shall have delivered an executed Note evidencing such Loan, substantially in the form of Exhibit “A” attached to the Supplement.

(e) Supplemental Lien Filings. Borrower shall have executed and delivered such amendments or supplements to this Agreement and additional Security Documents, financing statements and third party waivers as Lender may reasonably request in connection with the proposed Loan, in order to create, protect or perfect or to maintain the perfection of Lender’s Liens on the Collateral.

(f) VCOC Limitation. Lender shall not be obligated to make any Loan under its Commitment if at the time of or after giving effect to the proposed Loan Lender would no longer qualify as: (A) a “Venture capital operating company” under U.S. Department of Labor Regulations Section 2510.3-101(d), Title 29 of the Code of Federal Regulations, as amended; and (B) a “business development company” under the provisions of federal Investment Company Act of 1940, as amended; and (C) a “regulated investment company” under the provisions of the Internal Revenue Code of 1986, as amended.

(g) Financial Projections. Borrower shall have delivered to Lender Borrower’s business plan and/or financial projections or forecasts as most recently approved by Borrower’s Board of Directors.

ARTICLE 5 - AFFIRMATIVE COVENANTS

During the term of this Agreement and until its performance of all Obligations, Borrower will:

5.1 Notice to Lender. Promptly give written notice to Lender of:

(a) Any litigation or administrative or regulatory proceeding affecting Borrower where the amount claimed against Borrower is at the Threshold Amount or more, or where the granting of the relief requested could have a Material Adverse Effect; or of the acquisition by Borrower of any commercial tort claim, including brief details of such claim and such other information as Lender may reasonably request to enable Lender to better perfect its Lien in such commercial tort claim as Collateral.

(b) Any substantial dispute which may exist between Borrower or any governmental or regulatory authority.

(c) The occurrence of any Default or any Event of Default.

(d) Any change in the location of any of Borrower’s places of business or Collateral at least thirty (30) days in advance of such change, or of the establishment of any new, or the discontinuance of any existing, place of business.

(e) Any dispute or default by Borrower or any other party under any joint venture, partnering, distribution, cross-licensing, strategic alliance, collaborative research or manufacturing, license or similar agreement which could reasonably be expected to have a Material Adverse Effect.

(f) Any other matter which has resulted or might reasonably result in a Material Adverse Change.

5.2 Financial Statements. Deliver to Lender or cause to be delivered to Lender, in form and detail satisfactory to Lender the following financial and other information, which Borrower warrants shall be accurate and complete in all material respects:

(a) Monthly Financial Statements. Prior to a Qualified Public Offering, As soon as available but no later than thirty (30) days after the end of each month, Borrower’s balance sheet as of the end of such period, and Borrower’s income statement for such period and for that portion of Borrower’s financial reporting year ending with such period, prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments) and attested by a responsible financial officer of Borrower as being complete and correct and fairly presenting Borrower’s financial condition and the results of Borrower’s operations. After a Qualified Public Offering, the foregoing interim financial statements shall be delivered no later than

45 days after each fiscal quarter and for the quarter-annual fiscal period then ended.

(b) Year-End Financial Statements. As soon as available but no later than one hundred eighty (180) days after and as of the end of each financial reporting year, a complete copy of Borrower’s audit report, which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared in accordance with GAAP and certified by an independent certified public accountant selected by Borrower and satisfactory to Lender (the “Accountant”). The Accountant’s certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of Borrower’s records or otherwise.

(c) Compliance Certificates. Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer of Borrower substantially in the form of Exhibit “C” to the Supplement (i) setting forth in reasonable detail any calculations required to establish whether Borrower is in compliance with any financial covenants or tests set forth in the Supplement, and (ii) stating whether any Default or Event of Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto.

(d) Other Information. Such other statements, lists of property and accounts, budgets, forecasts, reports, or other information as Lender may from time to time reasonably request.

5.3 Managerial Assistance from Lender. Permit Lender to substantially participate in, and substantially influence the conduct of management of Borrower through the exercise of “management rights,” as that term is defined in 29 C.F.R. § 2510.3-101(d), including without limitation the following rights:

(a) Borrower agrees that (i) it will make its officers, directors, employees and affiliates available at such times as Lender may reasonably request for Lender to consult with and advise as to the conduct of Borrower’s business, its equipment and financing plans, and its financial condition and prospects, (ii) Lender shall have the right to inspect Borrower’s books, records, facilities and properties at reasonable times during normal business hours on reasonable advance notice, and (iii) Lender shall be entitled to recommend prospective candidates for election or nomination for election to Borrower’s Board of Directors and Borrower shall give due consideration to (but shall not be bound by) such recommendations, it being the intention of the parties that Lender shall be entitled through such rights, inter alia, to furnish “significant managerial assistance”, as defined in Section 2(a)(47) of the Investment Company Act of 1940, to Borrower.

(b) Without limiting the generality of (a) above, if Lender reasonably believes that financial or other developments affecting Borrower have impaired or are likely to impair Borrower’s ability to perform its obligations under this Agreement, permit Lender reasonable access to Borrower’s management and/or Board of Directors and opportunity to present Lender’s views with respect to such developments.

Lender shall cooperate with Borrower to ensure that the exercise of Lender’s rights shall not disrupt the business of Borrower. The rights enumerated above shall not be construed as giving Lender control over Borrower’s management or policies.

5.4 Existence. Maintain and preserve Borrower’s existence, present form of business, and all rights and privileges necessary or desirable in the normal course of its business; and keep all Borrower’s property in good working order and condition, ordinary wear and tear excepted.

5.5 Insurance. Obtain and keep in force insurance in such amounts and types as is usual in the type of business conducted by Borrower, with insurance carriers having a policyholder rating of not less than “A” and financial category rating of Class VII in “Best’s Insurance Guide,” unless otherwise approved by Lender. Such insurance policies must be in form and substance satisfactory to Lender, and shall list Lender as an additional insured or loss payee, as applicable, on endorsements) in form reasonably acceptable to Lender. Borrower shall furnish to Lender such endorsements, and upon Lender’s request, copies of any or all such policies.

5.6 Accounting Records. Maintain adequate books, accounts and records, and prepare all financial statements in accordance with GAAP, and in compliance with the regulations of any governmental or regulatory authority having jurisdiction over Borrower or Borrower’s business; and permit employees or agents of Lender at such reasonable times as Lender may request, at Borrower’s expense, to inspect Borrower’s properties, and to examine, and make copies and memoranda of Borrower’s books, accounts and records.

5.7 Compliance With Laws. Comply with all laws (including Environmental Laws), rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, Borrower or Borrower’s business, and with all material agreements to which Borrower is a party, except where the failure to so comply would not have a Material Adverse Effect.

5.8 Taxes and Other Liabilities, Pay all Borrower’s Indebtedness when due; pay all taxes and other governmental or regulatory assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which Borrower shall maintain appropriate reserves; and timely file all required tax returns.

5.9 Special Collateral Covenants.

(a) Maintenance of Collateral; Inspection. Do all things reasonably necessary to maintain, preserve, protect and keep all Collateral in good working order and salable condition, ordinary wear and tear excepted, deal with the Collateral in all ways as are considered good practice by owners of like property, and use the Collateral lawfully and, to the extent applicable, only as permitted by Borrower’s insurance policies. Maintain, or cause to be maintained, complete and accurate Records relating to the Collateral. Upon reasonable prior notice at reasonable times during normal business hours, Borrower hereby authorizes Lender’s officers, employees, representatives and agents to inspect the Collateral and to discuss the Collateral and the Records relating thereto with Borrower’s officers and employees, and, in the case of any Right to Payment, during the existence of an Event of Default, with any Person which is or may be obligated thereon.

(b) Financing Statements and Other Actions. Execute and deliver to Lender all financing statements, notices and other documents from time to time reasonably requested by Lender to maintain a first perfected security interest in the Collateral in favor of Lender; perform such other acts, and execute and deliver to Lender such additional conveyances, assignments, agreements and instruments, as Lender may at any time request in connection with the administration and enforcement of this Agreement or Lender’s rights, powers and remedies hereunder.

(c) Liens. Not create, incur, assume or permit to exist any Lien or grant any other Person a negative pledge on any Collateral, except Permitted Liens.

(d) Documents of Title. Not sign or authorize the signing of any financing statement or other document naming Borrower as debtor or obligor, or acquiesce or cooperate in the issuance of any bill of lading, warehouse receipt or other document or instrument of title with respect to any Collateral, except those negotiated to Lender, or those naming Lender as secured party.

(e) Change in Location or Name. Without at least 30 days’ prior written notice to Lender (a) not relocate any Collateral or Records, its chief executive office, or establish a place of business at a location other than as specified in the Supplement; and (b) not change its name, mailing address, location of Collateral, jurisdiction of incorporation or its legal structure.

(f) Decals, Markings. At the request of Lender, firmly affix a decal, stencil or other marking to designated items of Equipment, indicating thereon the security interest of Lender.

(g) Agreement With Real Property Owner/Landlord. Obtain and maintain such acknowledgments, consents, waivers and agreements (each of the foregoing Persons being hereinafter referred to as a “Landlord”) from the owner, lienholder, mortgagee and landlord with respect to any real property on which Equipment is located as Lender may require, all in form and substance satisfactory to Lender. Lender hereby waives the requirement of this Section 5.9(g) with respect to each place of business of Borrower in the State of California at which Equipment or other Collateral is or will be located based on Borrower’s representation and warranty that the lease between Borrower and the Landlord does not give or create a Lien (whether by contract or operation of the law) over such Equipment or other Collateral in favor of such Landlord.

(h) Certain Agreements on Rights to Payment. Other than in the ordinary course of business, not make any material discount, credit, rebate or other reduction in the original amount owing on a Right to Payment or accept in satisfaction of a Right to Payment less than the original amount thereof.

5.10 Authorization for Automated Clearinghouse Funds Transfer. (i) Authorize Lender to initiate debit entries to Borrower’s Primary Operating Account, specified in the Supplement attached hereto, through Automated Clearinghouse (“ACH”) transfers, in order to satisfy the Obligations; (ii) provide Lender at least thirty (30) days notice of any change in Borrower’s Primary Operating Account; and (iii) grant Lender any additional authorizations necessary to begin ACH debits from a new account which becomes the Primary Operating Account.

ARTICLE 6 - NEGATIVE COVENANTS

During the term of this Agreement and until the performance of all Obligations, Borrower will not:

6.1 Indebtedness. Be indebted for borrowed money, the deferred purchase price of property, or leases which would be capitalized in accordance with GAAP; or become liable as a surety, guarantor, accommodation party or otherwise for or upon the obligation of any other Person, except:

(a) Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit; and other indebtedness incurred pursuant to one or more transactions permitted under Section 6.4;

(b) Indebtedness of Borrower under this Agreement; and

(c) Any Indebtedness approved by Lender prior to the Closing Date and set forth on Schedule 6.1 hereto;

(d) Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in aggregate principal amount outstanding at any time secured only by security interests covered by subsection (c) of the definition of Permitted Lien;

(e) Indebtedness as set forth in the Supplement;

(f) Subordinated Debt;

(g) Extensions, refinancings, modifications, amendments and restatements of any item of Indebtedness permitted in clauses (a) through (f) above; provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower; and

(h) other Indebtedness not otherwise permitted pursuant to this Section 6.1, in an aggregate outstanding principal amount not to exceed Two Hundred Thousand Dollars ($200,000).

6.2 Liens. Create, incur, assume or permit to exist any Lien, or grant any other Person a negative pledge, on any of Borrower’s property, except Permitted Liens and except with respect to any property subject to a Lien otherwise permitted pursuant to subsection (c) of the definition of “Permitted Lien” or with respect to any agreement governing the rights of property subject to a Lien otherwise permitted pursuant to subsection (c) of the definition of “Permitted Lien”. Borrower and Lender agree that this covenant is not intended to constitute a lien, deed of trust, equitable mortgage, or security interest of any kind on any of Borrower’s real property, and this Agreement shall not be recorded or recordable. Notwithstanding the foregoing, however, violation of this covenant by Borrower shall constitute an Event of Default.

6.3 Dividends. Except after a Qualified Public Offering, pay any dividends or purchase, redeem or otherwise acquire or make any other distribution with respect to any of Borrower’s capital stock, except (a) dividends or other distributions solely of capital stock of Borrower, and (b) so long as no Event of Default has occurred and is continuing, repurchases of stock from employees upon termination of employment under reverse vesting or similar repurchase plans not to exceed $ 100,000 in any calendar year.

6.4 Changes/Mergers. Liquidate or dissolve; or enter into any consolidation, merger or other combination in which the stockholders of the Borrower immediately prior to the first such transaction own less than 50% of the voting stock of the Borrower immediately after giving effect to such transaction or related series of such transactions, except that Borrower may consolidate or merge so long as: (A) the entity that results from such merger or consolidation (the “Surviving Entity”) shall have executed and delivered to Lender an agreement in form and substance reasonably satisfactory to Lender, containing an assumption by the Surviving Entity of the due and punctual payment and performance of all Obligations and performance and observance of each covenant and condition of Borrower in the Loan Documents; (B) all such obligations of the Surviving Entity to Lender shall be guaranteed by any entity that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity; (C) immediately after giving effect to such merger or consolidation, no Event of Default or, event which with the lapse of time or giving of notice or both, would result in an Event of Default shall have occurred and be continuing; and (D) the credit risk to Lender, in its sole discretion, of the Surviving Entity shall not be increased. In determining whether the proposed merger or consolidation would result in an increased credit risk, Lender may consider, among other things, changes in Borrower’s management team, employee base, access to equity markets, venture capital support, financial position and/or disposition of intellectual property rights which may reasonably be anticipated as a result of the transaction.

6.5 Sales of Assets. Sell, transfer, lease, license or otherwise dispose of (a “Transfer”) any of Borrower’s assets except (i) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with industry practice; (ii) exclusive licenses limited to a field of use, geographic scope or period of time; provided that the granting of such licenses are approved by the Borrower’s Board of Directors; (iii) Transfers of worn-out, obsolete or surplus property (each as determined by the Borrower in its reasonable judgment) not constituting Equipment as to which a Loan was made hereunder; (iv) Transfers of Inventory not constituting Equipment as to which a Loan was made hereunder; (v) Transfers constituting Permitted Liens; (vi) Transfers permitted in Section 6.6 hereunder; (vii) Transfers of Collateral (other than Equipment as to which a Loan was made hereunder) for fair consideration and in the ordinary course of its business, and (ix) Transfers of other property in an aggregate amount not to exceed $50,000 in any fiscal year, provided that such Transfers under this clause (ix) shall not occur upon the occurrence and during the continuance of a Default or an Event of Default.

6.6 Loans/Investments. Make or suffer to exist any loans, guaranties, advances, or investments, except:

(a) Accounts receivable in the ordinary course of Borrower’s business;

(b) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000) in capital and a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency;

(c) Investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof;

(d) Temporary advances to cover incidental expenses to be incurred in the ordinary course of business;

(e) Investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry and which do not require Borrower to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or, without the prior written consent of Lender, require Borrower to transfer ownership of non-cash assets to such joint venture or other entity; and

(f) Investments in wholly-owned subsidiaries of the Borrower.

(g) investments consisting of (i) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $100,000 aggregate principal amount outstanding at any time, and (ii) loans to employees, officers, consultants or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) investments consisting of notes receivable or, prepaid royalties and other credit obligations to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(j) other investments not otherwise permitted by Section 6.6 not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in cash in the aggregate outstanding at any time.

6.7 Transactions With Related Persons. Directly or indirectly enter into any transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in an “arms’ length” dealing; provided, the foregoing restriction shall not apply to (a) any transaction between

Borrower and any of its wholly-owned subsidiaries or between any of such subsidiaries; (b) reasonable and customary fees paid to members of the Board of Directors of Borrower and its wholly-owned subsidiaries; (c) compensation arrangements and benefit plans for officers and other employees of Borrower and its wholly-owned subsidiaries entered into or maintained or established in the ordinary course of business; (d) transactions which have been approved by Lender in writing prior to the Closing Date and are set forth on Schedule 6.7 hereto; and (e) any investments made in accordance with Section 6.6.

6.8 Other Business. Engage in any material line of business other than the business Borrower conducts as of the Closing Date or a business closely related to or incidental to such business.

6.9 Financial Covenants. [Reserved]

6.10 Compliance. Become an “investment company” or controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Loan for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Lender’s Lien on the Collateral, or permit any of its subsidiaries to do any of the foregoing.

6.11 Other Deposit and Securities Accounts. Maintain any deposit accounts or accounts holding securities owned by Borrower except (i) operating and investment accounts as set forth in the Supplement, and (ii) other accounts, in each case, with respect to which Borrower and Lender shall have taken such action as Lender reasonably deems necessary to obtain a perfected first security interest therein.

ARTICLE 7 - EVENTS OF DEFAULT

7.1 Events of Default; Acceleration. Upon the occurrence and during the continuation of any Default, the obligation of Lender to make any additional Loan shall be suspended. The occurrence of any of the following (each, an “Event of Default”) shall at Lender’s option, terminate any obligation of Lender to make any additional Loan; and shall, at the option of Lender (1) make all sums of Basic Interest and principal, all Terminal Payments, and any Obligations and other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands, and (2) give Lender the right to exercise any other right or remedy provided by contract or applicable law:

(a) Borrower shall fail to pay any principal, interest or Terminal Payment under this Agreement or any Note, or fail to pay any fees or other charges when due under any Loan Document, and such failure continues for three (3) Business Days or more after the same first becomes due; or an Event of Default as defined in any other Loan Document shall have occurred.

(b) Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower under any Loan Document shall prove to have been false or misleading in any material respect when made or deemed made herein.

(c) Borrower shall fail to pay its debts generally as they become due or shall commence any Insolvency Proceeding with respect to itself; an involuntary Insolvency Proceeding shall be filed against Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower, and such involuntary Insolvency Proceeding, petition or appointment is acquiesced to by Borrower or is not dismissed within sixty (60) days; or the dissolution or termination of the business of Borrower.

(d) Borrower shall be in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to Lender or to any Person which results in the acceleration of payment of such obligation in an amount in excess of the Threshold Amount.

(e) Any governmental or regulatory authority shall take any judicial or administrative action, or any defined benefit pension plan maintained by Borrower shall have any unfunded liabilities, any of which, in the reasonable judgment of Lender, would reasonably be expected to have a Material Adverse Effect.

(f) Unless otherwise permitted in this Agreement, any sale, transfer or other disposition of all or a substantial or material part of the assets of Borrower, including without limitation to any trust or similar entity, shall occur.

(g) Any judgment(s) singly or in the aggregate in excess of the Threshold Amount that is not covered by insurance, shall be entered against Borrower which remain unsatisfied, unvacated or unstayed pending appeal for ten (10) or more days after entry thereof.

(h) Any Person or two or more Persons who are not (i) stockholders of the Borrower as of the Closing Date or (ii) independent venture capital financial investors, acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of fifty percent (50%) or more of the outstanding shares of voting stock of Borrower.

(i) Borrower shall fail to perform or observe any covenant contained in Article 6 of this Agreement.

(j) Borrower shall fail to perform or observe any covenant contained in Section 5.9 of this Agreement.

(k) Borrower shall fail to perform or observe any covenant contained in this Agreement or any other Loan Document (other than a covenant which is dealt with specifically elsewhere in this Article 7) and, if capable of being cured, the breach of such covenant is not cured within 30 days after the sooner to occur of Borrower’s receipt of notice of such breach from Lender or the date on which such breach first becomes known to any officer of Borrower; provided, however that if such breach is not capable of being cured within such 30-day period and Borrower timely notifies Lender of such fact and Borrower diligently pursues such cure, then the cure period shall be extended to the date requested in Borrower’s notice but in no event more than 90 days from the initial breach; provided, further, that such additional 60-day opportunity to cure shall not apply in the case of any failure to perform or observe any covenant which has been the subject of a prior failure within the preceding 180 days or which is a willful and knowing breach by Borrower.

7.2 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to, at its option, exercise any or all of the rights and remedies available to a secured party under the UCC or any other applicable law, and exercise any or all of its rights and remedies provided for in this Agreement and in any other Loan Document The obligations of Borrower under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligations is rescinded or must otherwise be returned by Lender upon, on account of, or in connection with, the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

7.3 Sale of Collateral. Upon the occurrence and during the continuance of an Event of Default, Lender may sell all or any part of the Collateral, at public or private sales, to itself, a wholesaler, retailer or investor, for cash, upon credit or for future delivery, and at such price or prices as Lender may deem commercially reasonable. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption and any rights of stay or appraisal which it has or may have under any applicable law in effect from time to time. Any such public or private sales shall be held at such times and at such place(s) as Lender may determine. In case of the sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Lender until the selling price is paid by the purchaser, but Lender shall not incur any liability in case of the failure of such purchaser to pay for the Collateral and, in case of any such failure, such Collateral may be resold. Lender may, instead of exercising its power of sale, proceed to enforce its security interest in the Collateral by seeking a judgment or decree of a court of competent jurisdiction.

7.4 Borrower’s Obligations Upon Default. Upon the request of Lender after the occurrence and during the continuance of an Event of Default, Borrower will:

(a) Assemble and make available to Lender the Collateral at such place(s) as Lender shall reasonably designate, segregating all Collateral so that each item is capable of identification; and

(b) Subject to the rights of any lessor, permit Lender, by Lender’s officers, employees, agents and representatives, to enter any premises where any Collateral is located, to take possession of the Collateral, to complete the processing, manufacture or repair of any Collateral, and to remove the Collateral, or to conduct any public or private sale of the

Collateral, all without any liability of Lender for rent or other compensation for the use of Borrower’s premises.

ARTICLE 8 - SPECIAL COLLATERAL PROVISIONS

8.1 Compromise and Collection. Borrower and Lender recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Rights to Payment; that certain of the Rights to Payment may be or become uncollectible in whole or in part; and that the expense and probability of success of litigating a disputed Right to Payment may exceed the amount that reasonably may be expected to be recovered with respect to such Right to Payment. Borrower hereby authorizes Lender, after and during the continuance of an Event of Default, to compromise with the obligor, accept in full payment of any Right to Payment such amount as Lender shall negotiate with the obligor, or abandon any Right to Payment. Any such action by Lender shall be considered commercially reasonable so long as Lender acts in good faith based on information known to it at the time it takes any such action.

8.2 Performance of Borrower’s Obligations. Without having any obligation to do so, upon reasonable prior notice to Borrower, Lender may perform or pay any obligation which Borrower has agreed to perform or pay under this Agreement, including, without limitation, the payment or discharge of taxes or Liens levied or placed on or threatened against the Collateral. In so performing or paying, Lender shall determine the action to be taken and the amount necessary to discharge such obligations. Borrower shall reimburse Lender on demand for any amounts paid by Lender pursuant to this Section, which amounts shall constitute Obligations secured by the Collateral and shall bear interest from the date of demand at the Default Rate.

8.3 Power of Attorney. For the purpose of protecting and preserving the Collateral and Lender’s rights under this Agreement, Borrower hereby irrevocably appoints Lender, with full power of substitution, as its attorney-in-fact with full power and authority, after the occurrence and during the continuance of an Event of Default, to do any act which Borrower is obligated to do hereunder; to exercise such rights with respect to the Collateral as Borrower might exercise; to use such Inventory, Equipment, Fixtures or other property as Borrower might use; to enter Borrower’s premises; to give notice of Lender’s security interest in, and to collect the Collateral; and before or after Default, to execute and file in Borrower’s name any financing statements, amendments and continuation statements necessary or desirable to perfect or continue the perfection of Lender’s security interests in the Collateral. Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue of this appointment.

8.4 Authorization for Lender to Take Certain Action. The power of attorney created in Section 8.3 is a power coupled with an interest and shall be irrevocable. The powers conferred on Lender hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon Lender to exercise such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and in no event shall Lender or any of its directors, officers, employees, agents or representatives be responsible to Borrower for any act or failure to act, except for gross negligence or willful misconduct. After the occurrence and during the continuance of an Event of Default, Lender may exercise this power of attorney without notice to or assent of Borrower, in the name of Borrower, or in Lender’s own name, from time to time in Lender’s sole discretion and at Borrower’s expense. To further carry out the terms of this Agreement, after the occurrence and during the continuance of an Event of Default, Lender may:

(a) Execute any statements or documents or take possession of, and endorse and collect and receive delivery or payment of, any checks, drafts, notes, acceptances or other instruments and documents constituting Collateral, or constituting the payment of amounts due and to become due or any performance to be rendered with respect to the Collateral.

(b) Sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts; drafts, certificates and statements under any commercial or standby letter of credit relating to Collateral; assignments, verifications and notices in connection with Accounts; or any other documents relating to the Collateral, including without limitation the Records.

(c) Use or operate Collateral or any other property of Borrower for the purpose of preserving or liquidating Collateral.

(d) File any claim or take any other action or proceeding in any court of law or equity or as otherwise deemed appropriate by Lender for the purpose of collecting any and all monies due or securing any performance to be rendered with respect to the Collateral.

(e) Commence, prosecute or defend any suits, actions or proceedings or as otherwise deemed appropriate by Lender for the purpose of protecting or collecting the Collateral. In furtherance of this right, upon the occurrence and during the continuance of an Event of Default, Lender may apply for the appointment of a receiver or similar official to operate Borrower’s business.

(f) Prepare, adjust, execute, deliver and receive payment under insurance claims, and collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and apply such amounts at Lender’s sole discretion, toward repayment of the Obligations or replacement of the Collateral.

8.5 Application of Proceeds. Any Proceeds and other monies or property received by Lender pursuant to the terms of this Agreement or any Loan Document may be applied by Lender first to the payment of expenses of collection, including without limitation reasonable attorneys’ fees, and then to the payment of the Obligations in such order of application as Lender may elect.

8.6 Deficiency. If the Proceeds of any disposition of the Collateral are insufficient to cover all costs and expenses of such sale and the payment in full of all the Obligations, plus all other sums required to be expended or distributed by Lender, then Borrower shall be liable for any such deficiency.

8.7 Lender Transfer. Upon the transfer of all or any part of the Obligations, Lender may transfer all or part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Lender hereunder with respect to such Collateral so transferred, but with respect to any Collateral not so transferred, Lender shall retain all rights and powers hereby given.

8.8 Lender’s Duties.

(a) Lender shall use reasonable care in the custody and preservation of any Collateral in its possession. Without limitation on other conduct which may be considered the exercise of reasonable care, Lender shall be deemed to have exercised reasonable care in the custody and preservation of such Collateral if such Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not have any responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, declining value, tenders or other matters relative to any Collateral, regardless of whether Lender has or is deemed to have knowledge of such matters; or taking any necessary steps to preserve any rights against any Person with respect to any Collateral. Under no circumstances shall Lender be responsible for any injury or loss to the Collateral, or any part thereof, arising from any cause beyond the reasonable control of Lender.

(b) Lender may at any time deliver the Collateral or any part thereof to Borrower and the receipt of Borrower shall be a complete and full acquittance for the Collateral so delivered, and Lender shall thereafter be discharged from any liability or responsibility therefor.

(c) Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other person affiliated with or representing Lender.

8.9 Termination of Security Interests. Upon the payment in full of the Obligations and satisfaction of all Borrower’s obligations under this Agreement and the other Loan Documents, and if Lender has no further obligations under its Commitment, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrower. Upon any such termination, the Lender shall, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination.

ARTICLE 9 - GENERAL PROVISIONS

9.1 Notices. Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or United States mail, postage prepaid, or sent by facsimile, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the Supplement. Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the U.S. Mail; and if by facsimile, on the date of transmission.

9.2 Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided, however, that, except as may be permitted by this Agreement, Borrower may not assign or transfer Borrower’s rights or obligations under any Loan Document. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations under the Loan Documents. In connection with any of the foregoing, Lender may disclose all documents and information which Lender now or hereafter may have relating to the Loans, Borrower, or its business; provided that any person who receives such information shall have agreed in writing in advance to maintain the confidentiality of such information on terms reasonably acceptable to Borrower. It is the intention of the parties that, as a “venture capital operating company,” Venture Lending & Leasing IV, LLC (“LLC”), the parent and sole owner of Venture Lending & Leasing IV, Inc., shall have the benefit of, and the power to independently exercise, those “management rights” provided in Section 5.3. To that end, the references to Lender in Sections 4.2(f), 5.1, 5.2, 5.3 and 5.9(a) hereof shall include LLC, and LLC shall have the right to exercise the advisory, inspection, information and other rights given to lender under those Sections independently of Lender. No amendment or modification of this Agreement shall alter or diminish LLC’s rights under the preceding sentence without the consent of LLC.

9.3 No Waiver. Any waiver, consent or approval by Lender of any Event of Default or breach of any provision, condition, or covenant of any Loan Document must be in writing and shall be effective only to the extent set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document. No failure or delay on the part of Lender in exercising any power, right or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege. Lender has the right at its sole option to continue to accept interest and/or principal payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the Maturity Date unless Lender agrees otherwise in writing.

9.4 Rights Cumulative. All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

9.5 Unenforceable Provisions. Any provision of any Loan Document executed by Borrower which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

9.6 Accounting Terms. Except as otherwise provided in this Agreement, accounting terms and financial covenants and information shall be determined and prepared in accordance with GAAP.

9.7 Indemnification; Exculpation. Borrower shall pay and protect, defend and indemnify Lender and Lender’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Lender, collectively “Agents”) against, and hold Lender and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Lender and each such Agent, arising from (i) the matters contemplated by this Agreement or any other Loan Documents, (ii) any dispute between Borrower and a third party, or (iii) any contention that Borrower has failed to comply with any law, rule, regulation, order or directive applicable to Borrower’s business; provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Lender’s or any Agent’s gross negligence or willful misconduct This indemnification shall survive the payment and satisfaction of all of Borrower’s Obligations to Lender.

9.8 Reimbursement. Borrower shall reimburse Lender for all costs and expenses, including without limitation reasonable attorneys’ fees and disbursements expended or incurred by Lender in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the preparation and negotiation of the Loan Documents, (b) the amendment and enforcement of the Loan Documents, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under the Loan Documents, (c) collecting any sum which becomes due Lender under any Loan Document, (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (e) the protection, preservation or enforcement of any rights of Lender. For the purposes of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with an Insolvency Proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment All of the foregoing costs and expenses shall be payable upon demand by Lender, and if not paid within forty-five (45) days of presentation of invoices shall bear interest at the highest applicable Default Rate.

9.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

9.10 Entire Agreement. The Loan Documents are intended by the parties as the final expression of their agreement and therefore contain the entire agreement between the parties and supersede all prior understandings or agreements concerning the subject matter hereof. This Agreement may be amended only in a writing signed by Borrower and Lender.

9.11 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWER AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

9.12 Waiver of Jury Trial. BORROWER AND LENDER EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER AND LENDER EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEMS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

ARTICLE 10 - DEFINITIONS

The definitions appearing in this Agreement or any Supplement shall be applicable to both the singular and plural forms of the defined terms:

“Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to Borrower (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by Borrower or from any other transaction, whether or not the same involves the sale of goods or services by Borrower (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with Borrower. “Control,” “controlled by” and “under common control with” mean direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent (5%) or more of the securities having ordinary voting power for the election of directors of a corporation.

“Agreement” means this Loan and Security Agreement and each Supplement thereto, as each may be amended or supplemented from time to time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.). as; amended,

“Basic Interest” means the fixed rate of interest payable on the outstanding balance of each Loan at the applicable Designated Rate.

“Borrowing Date” means the Business Day on which the proceeds of a Loan are disbursed by Lender.

“Borrowing Request” means a written request from Borrower in substantially the form of Exhibit ”B” to the Supplement, requesting the funding of one or more Loans on a particular Borrowing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Closing Date” means the date of this Agreement

“Collateral” means all of Borrower’s right, title and interest in and to the following property, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all other Goods and personal property of Borrower, whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; (i) all Records; and (j) all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding the generality of the foregoing, the meaning of Collateral in this Agreement shall not include Intellectual Property provided, however, that all Proceeds from the sale or license of Intellectual Property shall be included within the meaning of Collateral.

“Commitment” means the obligation of Lender to make Loans to Borrower up to the aggregate principal amount set forth in the Supplement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all of the following now owned or hereafter acquired by Borrower or in which Borrower now hold or hereafter acquires any interest (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) all continuations, renewals or extensions thereof; and (iv) any registrations to be issued under any pending applications.

“Default” means an event which with the giving of notice, passage of time, or both would constitute an Event of Default.

“Default Rate” is defined in Section 2.7.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Designated Rate” means the rate of interest per annum described in the Supplement as being applicable to an outstanding Loan from time to time.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, or safety matters.

“Equipment” means any “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” means any event described in Section 7.1.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“GAAP” means generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors. Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

“General Intangibles” means any “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest that Borrower may now or hereafter have in or under any contract, all customer lists, Copyrights, Trademarks, Patents, websites, domain names, and all applications therefor and reissues, extensions, or renewals thereof, other rights to Intellectual Property, interests in partnerships, joint ventures and other business associations, Licenses, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records, goodwill (including, without limitation, the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License), claims in or under insurance policies, including unearned premiums, uncertificated securities, money, cash or cash equivalents, deposit, checking and other bank accounts, rights to sue for past, present and future infringement of Copyrights, Trademarks and Patents, rights to receive tax refunds and other payments and rights of indemnification.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Indebtedness” of any Person means at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or undrawn; (vi) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (vii) all obligations of such Person to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except to the extent that such obligations remain performable solely at the option of such Person; (viii) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (ix) obligations of such Person under interest rate swap, cap, collar or similar hedging arrangements; and (x) all obligations of others of any type described in clause (i) through clause (ix) above guaranteed by such Person.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Intellectual Property” means all Copyrights, Trademarks, Patents, Licenses, trade secrets, source codes, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, skill, expertise, experience, processes, models, drawings, materials, records and goodwill associated with the foregoing.

“Inventory” means any “inventory,” as such term is defined in the UCC, wherever located, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property first may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “investment property,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” means an extension of credit by Lender under this Agreement.

“Loan Documents” means, individually and collectively, this Loan and Security Agreement, each Supplement, each Note, and any other security or pledge agreement(s), any Warrants issued by Borrower to Lender (or its designee) in connection with this Agreement, and all other contracts, instruments, addenda and documents executed in connection with, this Agreement or the extensions of credit which are the subject of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower; (b) a material impairment of the ability of Borrower to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

“Maturity Date” means, with regard to a Loan, the earlier of (i) its maturity by reason of acceleration, or (ii) its stated maturity date; and is the date on which payment of all outstanding principal, accrued interest, and the Terminal Payment with respect to such Loan is due.

“Note” means a promissory note substantially in the form attached to the Supplement as Exhibit “A” executed by Borrower evidencing each Loan.

“Obligations” means all debts, obligations and liabilities of Borrower to Lender currently existing or now or hereafter made, incurred or created under, pursuant to or in connection with this Agreement or any other Loan Document (other than the Warrant), whether voluntary or involuntary and however arising or evidenced, whether direct or acquired by Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable; and all renewals, extensions and modifications thereof; and all attorneys’ fees and costs incurred by Lender in connection with the collection and enforcement thereof as provided for in any Loan Document.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Patents” means all of the following property now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto in, the United States or any other county, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

“Permitted Lien” means

(a) Involuntary Liens which, in the aggregate, would not have a Material Adverse Effect and which in any event would not exceed, in the aggregate, the Threshold Amount;

(b) Liens for current taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate procedures and for which appropriate reserves are maintained;

(c) security interests on any property held or acquired by Borrower in the ordinary course of business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that such Lien attaches solely to the property acquired with such Indebtedness and that the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such property; and further provided, that such property is not equipment or other Collateral with respect to which a Loan has been made hereunder.

(d) Liens in favor of Lender,

(e) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(f) materialmen’s, mechanics’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business and which are not delinquent for more than 45 days or are being contested in good faith by appropriate proceedings;

(g) any judgment, attachment or similar Lien, unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within 30 days of the entry thereof;

(h) non-exclusive or exclusive licenses or sublicenses of Patents, Patent Licenses, Trademarks or Trademark Licenses granted by the Borrower in the ordinary course of its business;

(i) Liens which have been approved by Lender in writing prior to the Closing Date;

(j) other Liens subordinated to the Liens in favor of Lender;

(k) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower; provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower;

(l) A negative pledge granted in favor of Silicon Valley Bank pursuant to a Loan and Security Agreement, dated as of March 15, 2002, as amended;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; and

(n) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to Borrower from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) any claim of Borrower against third parties (i) for past, present or future infringement of any Copyright, Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Qualified Public Offering” means the closing of a firmly underwritten public offering of Borrower’s common stock with aggregate proceeds of not less than $20,000,000 (prior to underwriting expenses and commissions).

“Receivables” means all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, and letters of credit and Letter of Credit Rights.

“Records” means all Borrower’s computer programs, software, hardware, source codes and data processing information, all written documents, books, invoices, ledger sheets, financial information and statements, and all other writings concerning Borrower’s business.

“Related Person” means any Affiliate of Borrower, or any officer, employee, director or equity security holder of Borrower or any Affiliate.

“Rights to Payment” means all Borrower’s accounts, instruments, contract rights, documents, chattel paper and all other rights to payment, including, without limitation, the Accounts, all negotiable certificates of deposit and all rights to payment under any Patent License, any Trademark License, or any commercial or standby letter of credit.

“Security Documents” means this Loan and Security Agreement, the Supplement hereto, and any and all account control agreements, collateral assignments, chattel mortgages, financing statements, amendments to any of the foregoing and other documents from time to time executed or filed to create, perfect or maintain the perfection of Lender’s Liens on the Collateral.

“Subordinated Debt” means Indebtedness subordinated to the Obligations on terms and conditions acceptable to Lender, including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior payment in full of the Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to the Lien of Lender in the collateral covered thereby, and the subordination of the rights of the holder of such Indebtedness to enforce its junior Lien following an Event of Default hereunder pursuant to a written subordination agreement approved by Lender in its sole discretion, which agreement may provide that regularly scheduled payments of accrued interest on such subordinated Indebtedness may be paid by Borrower and retained by the holder so long as no Event of Default has occurred and is continuing.

“Supplement” means that certain supplement to the Loan and Security Agreement, as the same may be amended or restated from time to time, and any other supplements entered into between Borrower and Lender, as the same may be amended or restated from time to time.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Terminal Payment” means, with respect to a Loan, an amount payable on the Maturity Date of such Loan in an amount equal to that percentage of the original principal amount of such Loan specified in the Supplement.

“Termination Date” has the meaning specified in the Supplement.

“Threshold Amount” has the meaning specified in the Supplement

“Trademark License” means any written agreement, granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all of the following property now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision, thereof and (b) reissues, extensions or renewals thereof.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted arid in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BORROWER:

SENORX, INC.

By:	/s/ Lloyd Malchow
Name:	Lloyd Malchow
Title:	President and CEO

LENDER:

VENTURE LENDING & LEASING IV, INC.

By:	/s/ Salvador O. Gutierrez
Name:	Salvador O. Gutierrez
Title:	President

SUPPLEMENT

to the

Loan and Security Agreement

Dated as of December 27, 2004

between

SenoRx, Inc. (“Borrower”)

and

Venture Lending & Leasing IV, Inc. (“Lender”)

This is a Supplement identified in the document entitled Loan and Security Agreement dated as of December 27 2004, by and between Borrower and Lender. All capitalized terms used in this Supplement and not otherwise defined in this Supplement have the meanings ascribed to them in Article 10 of the Loan and Security Agreement, which is incorporated in its entirety into this Supplement. In the event of any inconsistency between the provisions of that document and this Supplement, this Supplement is controlling.

In addition to the provisions of the Loan and Security Agreement, the parties agree as follows:

Part 1. - Additional Definitions:

“Commitment”: Subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, Lender commits to make Growth Capital Loans to Borrower up to the aggregate original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

“Designated Rate”: means for each Growth Capital Loan a fixed rate of interest per annum equal to the Prime Rate as published on the Business Day on which Lender prepares the Note for such Loan following Borrower’s submission of the Borrowing Request therefor, plus two and 75/100 percent (2.75%); provided, however, that in no event shall the Designated Rate for a Loan be less than seven and 5/10 percent (7.5%).

“Growth Capital Loan” means any Loan requested by Borrower and funded by Lender under the Commitment for general operating purposes of Borrower. Growth Capital Loans are sometimes referred to herein individually as a “Loan” or collectively as “Loans”.

“Next Round Preferred Stock” means the class or series of equity securities issued by the Company in connection with the next bona fide round of equity financing after the Closing Date resulting in net aggregate proceeds to the Company of at least $3,000,000.00;

“Next Round Purchase Price” means the lowest price per share paid by an investor for Next Round Preferred Stock.

“Permitted Indebtedness” means in addition to the Indebtedness permitted under Section 6.1 of the Loan and Security Agreement

(a)

all Indebtedness to Silicon Valley Bank (“SVB”) under that certain Loan and Security Agreement, dated March 15, 2002, as amended by Amendment No. 1, dated May 28, 2003, and Amendment No. 2, dated as of April 30, 2004 (“SVB Loan Agreement”), which provides for (i) working capital loans on a revolving basis to Borrower up to $3,100,000 (the “SVB Working Capital Line”) which is based upon a borrowing base comprised of (A) a non-formula amount not to exceed $500,000 (the “Non-Formula Amount”) and (B) an amount based upon a formula of eligible accounts receivable (the “A/R Formula Amount”), and (ii) current and future equipment loans on a non-revolving basis up to $1,400,000 in the aggregate principal amount (the “SVB Equipment Line”), as may be amended or supplemented from time to time; provided, however, that no such amendment or supplement shall increase the maximum principal amount of borrowings under the SVB Equipment Line in excess of $1,400,000, or increase the Non-Formula

Amount of the SVB Working Capital Line in excess of $500,000, or otherwise materially adversely affect Lender’s rights hereunder or Borrower’s ability to pay its Obligations to Lender hereunder as and when due; provided, further, that the maximum amount of borrowings under the SVB Working Capital Line may be increased in excess of $3,100,000 provided that (y) no Default or Event of Default has occurred and is then continuing when the maximum amount of the SVB Working Capital Line is increased, and (z) any increase in the maximum amount of borrowings continues to be based on a ratio of eligible accounts receivable that does not exceed 80%.

(b)	all Indebtedness to Century Medical, Inc. under that certain Convertible Subordinated Promissory Note, dated February 20, 2003, in the aggregate principal amount of $1,000,000 (“the Century Note”), as may be amended or supplemented from time to time; provided, however, that such amendment or supplement does not increase the amount of borrowings under the Century Note or otherwise materially adversely effect Lender’s rights hereunder.

“Permitted Liens” includes, in addition to those liens defined in the Loan and Security Agreement,

(a) the Lien of SVB in all the assets of the Borrower, securing the Permitted Indebtedness to SVB under the SVB Loan Agreement.

“Prime Rate” means the “prime rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper.

“Terminal Payment”: means for each Loan a payment equal to nine and 219/1000 percent (9.219%) of the original principal amount of such Loan.

“Termination Date” The Termination Date with respect to any Loan is the earlier of (i) the date Lender may terminate making Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement, or (ii) January 31, 2005.

“Threshold Amount”: means Two Hundred Fifty Thousand Dollars ($250,000).

Part 2. - Additional Covenants and Conditions:

1. Use of Proceeds; Limitations on Growth Capital Loans. Subject to the terms and conditions of the Loan and Security Agreement, Lender agrees to make Growth Capital Loans to Borrower from time to time from the Closing Date up to and including the Termination Date in an aggregate original principal amount up to but not exceeding the Growth Capital Loan Commitment. The proceeds of each Growth Capital Loan shall be used by Borrower for general operating purposes.

2. Minimum Funding Amount; Maximum Number of Borrowing Requests. Except to the extent the remaining Commitment is a lesser amount, each Loan requested by Borrower to be made on a single Business Day shall be for a minimum aggregate principal amount of Five Hundred Thousand Dollars ($500,000.00). Borrower shall not submit a Borrowing Request more frequently than once each calendar month.

3. Repayment of Loans. Principal of and interest on each Growth Capital Loan shall be payable as set forth in the Note (substantially in the form as Exhibit A), evidencing such Loan, which Note, shall provide substantially as follows. Principal and interest at the Designated Rate shall be fully amortized over a period of twenty-eight (28) months in equal, monthly installments, commencing after an initial six (6) month period of interest-only monthly payments.

In particular, if the Borrowing Date applicable to the Loan is not the first day of the month, then on the first day of the first full calendar month after the Borrowing Date, Borrower shall pay to Lender (i) interest only at the daily equivalent of seven and one-half percent (7.5%) per annum, in arrears, on the outstanding principal balance of the Loan for the period from such Borrowing Date through the last day of the calendar month in which such Borrowing Date occurs, and (ii) a first (1st) interest only installment at a rate of 0.625% per month, in advance, on the outstanding principal balance of the Loan for the ensuing month. If the Borrowing Date coincides with the first day of the month, then Borrower shall make the payment described in the foregoing clause (ii) on the Borrowing Date.

Commencing on the first day of the second full month after the Borrowing Date, and continuing on the first day of each calendar month through the sixth full month after the Borrowing Date, Borrower shall pay to the Lender interest only at a rate of 0.625% per month, in advance, on the outstanding principal balance of the Loan for the ensuing month. Commencing on the first day of the seventh full month after the Borrowing Date, and continuing on the first day of each consecutive calendar month thereafter, principal and interest at the Designated Rate shall be payable, in advance, in twenty-eight (28) equal consecutive installments in an amount sufficient to fully amortize the Loan(s) evidenced by such Note. Borrower shall pay the Terminal Payment concurrent with the last amortization payment.

4. Prepayment.

(a) Voluntary Prepayment. No Loan may be voluntarily prepaid except as provided in this Section 4. Except as provided in subparagraph 4 (b), Borrower may voluntarily prepay all, but not less than all, Loans in whole but not in part at any time by tendering to Lender payment in respect of such Loans (i) all accrued and unpaid Basic Interest on such Loans as of the date of prepayment; (ii) the Terminal Payments on such Loans and (iii) an amount equal to the undiscounted, total amount of all installment payments of principal and Basic Interest that would have accrued and been payable from the date of prepayment through the stated Maturity Date of the Loans had such Loans remained outstanding and been paid in accordance with the terms of the related Notes.

(b) Prepayment Pursuant to Section 6.4 of the Loan and Security Agreement. Notwithstanding anything to the contrary in Section 4(a) above, in the event that Lender, in its sole discretion, declines to grant its consent in writing to a transaction proposed by Borrower under Section 6.4 of the Loan and Security Agreement that would otherwise satisfy clauses (A)-(C) of such Section 6.4 then, in such event, Borrower may (subject to the consummation of such transaction) prepay all but not less than all outstanding Loans in whole but not in part by tendering to Lender cash payment in respect of such Loans in an amount equal to the book value of such Loans as of the date of prepayment as determined by Lender. By way of illustration and not of limitation, Exhibit “F” sets forth an example of how the prepayment of Loans pursuant to this Section 4 (b) is to be calculated, based upon the facts assumed therein for purposes of the illustration.

5. Negative Pledge - Intellectual Property. Without limiting the generality of Section 6.2 of the Loan and Security Agreement, and as a material inducement to the Lender’s making of the Commitment and entering into the Loan Documents, Borrower agrees that it shall not assign, mortgage, pledge, grant a security interest in, encumber or permit to exist any Lien against any of Borrower’s Intellectual Property, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender or SVB) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except as is otherwise permitted in Sections 6.5(i) and 6.5(ii) of the Loan and Security Agreement and clauses (h) and (i) of the definition of “Permitted Lien” therein.

6. Subordination of Lien Priority for SVB Accounts Receivable-Based and Equipment Financing. As an additional condition precedent under Section 4.1 of the Loan and Security Agreement, Lender and SVB shall have entered into an intercreditor agreement regarding the priority of their respective Liens in the Collateral. Lender agrees that it shall subordinate the priority of the Lien granted to the Lender pursuant to the Lien in favor of SVB pursuant to the SVB Loan Agreement. At all times while Indebtedness under the SVB Working Capital Line is outstanding, Borrower shall include a calculation of the amount outstanding under the A/R Formula

Amount and a copy of the Borrowing Base Certificate required under the SVB Loan Agreement on a monthly basis as a part of each compliance certificate furnished under Section 5.2(c) of the Loan and Security Agreement.

7. Subordination of Debt. During the term of the Loan and Security Agreement and until performance of all Obligations to Lender, Borrower shall not incur or permit to exist any Indebtedness (excluding Indebtedness permitted under Sections 6.1(a)—(h) of the Loan and Security and the Permitted Indebtedness described in the Supplement), unless the holder’s right to repayment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against Borrower following default have been made subordinate to the Liens of Lender and the prior payment of the Obligations to Lender under the Loan Documents pursuant to a written subordination agreement approved by Lender in its sole discretion, which shall not be unreasonably withheld, and which agreement may provide that regularly scheduled payments of accrued interest on such subordinated Indebtedness may be paid by Borrower and retained by the holder so long as no Event of Default has occurred and is continuing.

8. Issuance of Warrant to Lender. As additional consideration for the making of the Commitment, Lender has earned and is entitled to receive on the Closing Date, a warrant instrument issued by Borrower (the “Warrant”) initially exercisable for 255,102 fully paid and nonassessable shares of Borrower’s Series C preferred stock, at an initial exercise price of $1.96 per share, provided, however, if the Next Round Purchase Price is less than $1.96, Lender may elect to exercise the Warrant for the Borrower’s Next Round Preferred Stock equal to that number of fully paid and nonassessable shares of the Borrower’s Next Round Preferred Stock at the Next Round Purchase Price, having an aggregate initial exercise price equal to $500,000.

The Warrant shall be in substantially the form attached hereto as Exhibit “D” and shall be exercisable at any time and from time to time through January 31, 2012, and shall include piggyback and S-3 registration rights, net issuance provisions and anti-dilution protections reasonably satisfactory to Lender and equivalent to those rights and protections granted to the holders of Series C Preferred Stock of the Borrower. Borrower acknowledges that Lender has assigned its rights to receive the Warrant to its parent, Venture Lending & Leasing IV, LLC; in connection therewith, Borrower shall issue the Warrant directly to Venture Lending & Leasing IV, LLC. Upon request of Borrower, Lender shall furnish to Borrower a copy of the agreement in which Lender assigned the Warrant to Venture Lending & Leasing IV, LLC.

9. Documentation Fee Payment. As an additional condition precedent under Section 4.1 of the Loan and Security Agreement, on or prior to the Borrowing Date of the initial Loan, Borrower shall pay Lender Eight Thousand Dollars ($8,000.00), which amount shall be in full satisfaction of Lender’s attorneys’ fees, costs and expenses in connection with the preparation and negotiation of the Loan Documents pursuant to Section 9.8(a) of the Loan and Security Agreement.

10. Completion of Due Diligence; Payment and Disposition of Commitment Fee. As an additional condition precedent under Section 4.1 of the Loan and Security Agreement, Lender shall have completed to its satisfaction its due diligence review of Borrower’s business and financial condition and prospects, and Lender’s investment committee shall have approved the Commitment. If this condition is not satisfied, Lender shall refund to Borrower the $20,000.00 commitment fee previously paid to Lender.

11. Borrower’s Account and Wire Transfer Instructions:

Silicon Valley Bank

ABA No.: [Intentionally Omitted]

Account No.: [Intentionally Omitted]

Account Name: SenoRx, Inc

12. Debits to Account for ACH Transfers. For purposes of Section 2.2 and 5.10 of the Loan and Security Agreement, the Primary Operating Account shall be the bank account set forth in Section 11 above.

Borrower hereby agrees that Loans will be advanced to the account specified above and regularly scheduled payments will be automatically debited from the same account.

Part 3. - Additional Representations:

Borrower represents and warrants that as of the Closing Date and each Borrowing Date:

a)	Its chief executive office is located at: 11 Columbia, Suite A, Aliso Viejo, CA 92656

b)	Its Equipment is located at: 11 Columbia, Suite A, Aliso Viejo, CA 92656

c)	Its Inventory is located at: 11 Columbia, Suite A, Aliso Viejo, CA 92656

d)	Its Records are located at: 11 Columbia, Suite A, Aliso Viejo, CA 92656

e)	In addition to its chief executive office, Borrower maintains offices or operates its business at the following locations: None

f)	Other than its current, full corporate name, Borrower has conducted business under the following corporate name(s), or using the following trade names or fictitious business names: BiopSolation Medical, Inc.

g)	Borrower’s federal tax identification number is: [Intentionally Omitted]

h)	Borrower’s corporate identification number is: 2083298

i)	Borrower’s Other Deposit and Investment Accounts: In addition to the Primary - Operating Account identified in Section 11, Borrower maintains the following other deposit and investment accounts:

1.	Institution: Silicon Valley Bank
Address: 3003 Tasman Drive
Santa Clara, CA 95054
Account Type: Investment
Account No.: [Intentionally Omitted]

2.	Institution: Mellon Bank
Address:
Account Type: Checking
Account No.: [Intentionally Omitted]

Part 4. - Additional Loan Documents:

Form of Promissory Note	Exhibit “A”
Form of Borrowing Request	Exhibit “B”
Form of Compliance Certificate	Exhibit “C”
Forms of Warrant	Exhibit “D”
Form of Legal Opinion	Exhibit “E”
Illustration of Prepayment	Exhibit “F”

Remainder of this page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

BORROWER:

SENORX, INC.

	By:	/s/ Lloyd Malchow
	Name:	Lloyd Malchow
	Title:	President and CEO

Address for Notices:	11 Columbia, Suite A Aliso Viejo, CA 92656 Attn: Chief Financial Officer Fax # (949) 362-3519 Phone # (949) 362-4800

LENDER:

VENTURE LENDING & LEASING IV, INC.

	By:	/s/ Salvador O. Gutierrez
	Name:	Salvador O. Gutierrez
	Title:	President

Address for Notices:	2010 North First Street, Suite 310 San Jose, California 95131 Attn: Chief Financial Officer Fax # 408-436-8625 Phone # 408-436-8577

EXHIBIT “A”

FORM OF PROMISSORY NOTE

[Growth Capital Loans]

[Note No. X-XXX]

$	, 200

San Jose, California

The undersigned (“Borrower”) promises to pay to the order of VENTURE LENDING & LEASING IV, INC., a Maryland corporation (“Lender”) at its office at 2010 North First Street, Suite 310, San Jose, California 95131, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of ____________________________ Dollars ($____________), with Basic Interest thereon from the date hereof until maturity, whether scheduled or accelerated, at a fixed rate per annum equal to [the Prime Rate as published on the Business Day on which Lender prepares this Note plus 2.75% but in no event less than 7.5% (the “Designated Rate”), except as otherwise provided herein, according to the payment schedule described herein.

This Note is one of the Notes referred to in, and is entitled to all the benefits of, a Loan and Security Agreement dated as of December __, 2004, between Borrower and Lender (the “Loan Agreement”). Each capitalized term not otherwise defined herein shall have the meaning set forth in the Loan Agreement. The Loan Agreement contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events.

Principal of and interest on this Note shall be payable as follows:

[If the Borrowing Date is not the first day of the month, use the following two paragraphs] On the first day of the first full calendar month after the Borrowing Date, Borrower shall pay (i) interest on the outstanding principal balance of this Note at the rate of seven and one-half percent (7.5%) per annum, in the amount of $                    , in arrears, for the period from such Borrowing Date through [the last day of the same month] ; and (ii) a first (1st) interest only installment at a rate of 0.625% per month, in advance, on the outstanding principal balance of the Note for the ensuing month, in advance, for the month of [date of first regular interest only installment.]

Commencing on the first day of [the second full month after the Borrowing Date], and continuing on the first day of each ensuing full calendar month thereafter, through and including [the sixth full month after the Borrowing Date] Borrower shall pay interest only at a rate of 0.625% per month, in advance, on the outstanding principal balance of this Note

[If the Borrowing Date coincides with the first day of the month, use the following paragraph] On the Borrowing Date, and continuing on the first day of each ensuing full calendar month thereafter, through and including [the sixth full month after the Borrowing Date], Borrower shall pay interest only at a rate of 0.625% per month, in advance, on the outstanding principal balance of this Note.

Commencing on the first day of [the seventh full month after the Borrowing Date], and continuing on the first day of each consecutive calendar month thereafter, principal and interest at the Designated Rate shall be payable, in advance, in twenty-seven (27) equal consecutive amortization installments of __________________________________ Dollars ($___________) each, with a twenty-eighth (28th) amortization installment equal to the entire unpaid principal balance and accrued Basic Interest at the Designated Rate on ________________, 200__. The Terminal Payment and unpaid expenses, fees, interest and principal amount shall be due and payable on [date of last (28th) amortization installment payment], 200__.]

This Note may be voluntarily prepaid only as permitted under Section 4 of Part 2 of the Supplement to the Loan Agreement.

Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a rate per annum equal to the Default Rate. Borrower shall pay such interest on demand.

Interest, charges and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. In no event shall Borrower be obligated to pay interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

If Borrower is late in making any payment under this Note by more than five (5) Business Days, Borrower agrees to pay a “late charge” of five percent (5%) of the installment due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Note or any of the other Loan Documents or from exercising any other rights and remedies of Lender.

This Note shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

SENORX, INC.

By:
Name:
Title:

EXHIBIT “B”

FORM OF BORROWING REQUEST

[Date]

Venture Lending & Leasing IV, Inc.

2010 North First Street, Suite 310

San Jose, CA 95131

Re:	SenoRx, Inc.

Gentlemen:

Reference is made to the Loan and Security Agreement dated as of December ___, 2004 (as amended from time to time, the “Loan Agreement”, the capitalized terms used herein as defined therein), between Venture Lending & Leasing IV, Inc. (“VLL”) and SenoRx, Inc. (the “Company”).

The undersigned is the ________________ of the Company, and hereby requests on behalf of the Company a Loan under the Loan Agreement, and in that connection certifies as follows:

1. The amount of the proposed Loan is _________________________________ and __/100 Dollars ($______________). The Borrowing Date of the proposed Loan is _________________ __, 200_.

2. As of this date, no Default or Event of Default has occurred and is continuing, or will result from the making of the proposed Loan, the representations and warranties of the Company contained in Article 3 of the Loan Agreement are true and correct in all material respects, and the conditions precedent described in Article 4 of the Loan Agreement have been met.

3. No event that has had or could reasonably be expected to have a Material Adverse Change has occurred.

4. The Company’s most recent business plan dated _____________, as approved by the Company’s Board of Directors on ________________, are enclosed herewith in the event such business plan has not been previously provided to VLL.

The Company shall notify you promptly before the funding of the Loan if any of the matters to which I have certified above shall not be true and correct on the Borrowing Date.

Very truly yours,

SENORX, INC.

By:
Name:
Title:*

*	Must be executed by Borrower’s Chief Financial Officer or other executive officer.

EXHIBIT “C”

FORM OF

COMPLIANCE CERTIFICATE

Venture Lending & Leasing IV, Inc.

2010 North First Street, Suite 310

San Jose, CA 95131

Re:	SenoRx, Inc.

Gentlemen:

Reference is made to the Loan and Security Agreement dated as of December ___, 2004 (as the same have been and may be amended from time to time, the “Loan Agreement”, the capitalized terms used herein as defined therein), between Venture Lending & Leasing IV, Inc. and SenoRx, Inc. (the “Company”).

The undersigned authorized representative of the Company hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in complete compliance for the financial reporting period ending ____________ with all required financial reporting under the Loan Agreement, except as noted below. Attached herewith are the required documents supporting the foregoing certification. The undersigned further certifies that the accompanying financial statements have been prepared in accordance with Generally Accepted Accounting Principles, and are consistent from one period to the next, except as explained below.

Indicate compliance status by circling Yes/No under “Complies”

REPORTING REQUIREMENT	REQUIRED	COMPLIES
Interim Financial Statements	Monthly within 30 days	YES / NO
Audited Financial Statements	FYE within 180 days
Date of most recent Board-approved budget/plan _________________
Submitted with Borrowing Request		YES / NO
Any change in budget/plan since prior Borrowing Request		YES / NO

ACCOUNT CONTROL AGREEMENTS

Pursuant to Section 6.11 of the Loan Agreement, Company represents and warrants that: (i) as of the date hereof, Borrower maintains in the United States only those deposit and investment accounts set forth below; and (ii) a control agreement has been executed and delivered to Lender with respect to each such account [Note: If Company has established any new account(s) since the date of the last compliance certificate, please so indicate].

Deposit Accounts

	Name of Institution	Account Number	Control Agt. In place?	Complies	New Account
1.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

2.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

3.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

4.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

Investment Accounts

	Name of Institution	Account Number	Control Agt. In place?	Complies	New Account
1.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

2.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

3.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

4.)	________________________________________	________________________	YES / NO	YES / NO	YES / NO

ACCOUNT RECEIVABLE FINANCING

The total amount outstanding under the Company’s A/R Line with Silicon Valley Bank (SVB) is $                    . The Company is/is not in compliance with the SVB Line’s formula for eligible accounts receivable and is/is not otherwise in default under the SVB Line. A copy of the Borrowing Base Certificate last submitted to SVB is attached hereto.

EXPLANATIONS

Very truly yours,

SENORX, INC.

By:
Name:
Title:*

*	Must be executed by Borrower’s Chief Financial Officer or other executive officer.

EXHIBIT “D”

FORM OF WARRANT

EXHIBIT D

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE

PREFERRED STOCK OF

SENORX, INC.

(Void after January 31, 2012)

This certifies that VENTURE LENDING & LEASING IV, LLC, a Delaware limited liability company, or assigns (the “Holder”), for value received, is entitled to purchase from SenoRx, Inc., a Delaware corporation (the “Company”), 255,102 fully paid and nonassessable shares of the Company’s Series C Preferred Stock (“Preferred Stock”) for cash at a price of $1.96 per share (the “Stock Purchase Price”) provided, however, if the Next Round Purchase Price is less than $1.96, Holder may elect to exercise the Warrant for the Company’s Next Round Preferred Stock equal to that number of fully paid and nonassessable shares of the Company’s Next Round Preferred Stock at the Next Round Purchase Price, having an aggregate initial exercise price equal to $500,000.

For the purposes of this Warrant “Next Round Preferred Stock” means the class or series of equity securities issued by the Company in connection with the next bona fide round of equity financing after the Closing Date resulting in net aggregate proceeds to the Company of at least $3,000,000.00; and “Next Round Purchase Price” means the lowest price per share paid by an investor for Next Round Preferred Stock. (If the Holder makes the election to exercise this Warrant for the Next Round Preferred Stock at the Next Round Purchase Price, references in this Warrant to “Preferred Stock” shall mean the Next Round Preferred Stock and the “Stock Purchase Price” shall mean the Next Round Purchase Price.)

As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine the actual number of shares of the Company’s stock issuable upon exercise of this Warrant, the Company shall execute and deliver a supplement to this Warrant in substantially the form of Exhibit ”A” attached hereto, completed with such quantity and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of the Company to deliver such supplement shall not affect the rights of the Holder of this Warrant to receive the number of shares of Preferred Stock at the Stock Purchase Price as set forth herein.

Subject to mandatory exercise pursuant to the proviso in Section 4.3 hereof, this Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on January 31, 2012, (the “Expiration Date”), upon surrender to the Company at its principal office at 11 Columbia, Suite A, Aliso Viejo, California 92656, (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

(a) Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of the Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Preferred Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that pursuant to the Company’s Certificate of Incorporation, as amended, an event causing automatic conversion of the Company’s Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of the Company into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” shall be deemed to be or include such Common Stock, as may be appropriate). The Company agrees that the shares of Preferred Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Preferred Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Preferred Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b) The Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Preferred Stock equal to the quotient of: (i) the difference between (A) the Per Share Price (as hereinafter defined) of the Preferred Stock, less (B) the Stock Purchase Price then in effect, multiplied by the number of shares of Preferred Stock the Holder would otherwise have been entitled to purchase hereunder pursuant to clause (a) of this Section 1 (or such lesser number of shares as the Holder may designate in the case of a partial exercise of this Warrant); over (ii) the Per Share Price. Election to exercise under this clause (b) may be made by delivering a signed form of subscription to the Company via facsimile, to be followed by delivery of this Warrant. This Warrant shall be deemed exercised and surrendered pursuant to this clause (b) upon the happening of the conditions described in the proviso of Section 4.3 hereof.

(c) For purposes of clause (b) of this Section 1, “Per Share Price” means the product of: (i) the greater of (A) the closing price of the securities issuable upon conversion of the Preferred Stock, as quoted by NASDAQ or listed on any exchange, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of the Holder’s election hereunder or, (B) if applicable at the time of or in connection with the exercise under clause (b) of this Section 1, the gross sales price of one share of the Company’s Common Stock pursuant to a registered public offering or that amount which stockholders of the Company will receive for each share of Common Stock pursuant to a merger, reorganization or sale of assets; and (ii) that number of shares of Common Stock into which each share of Preferred Stock is convertible. If the securities issuable upon conversion of the Preferred Stock are not quoted by NASDAQ or listed on an exchange and none of the above clauses apply, the Per Share Price of the Preferred Stock (or the equivalent number of shares of Common Stock into which such Preferred Stock is convertible) shall be determined in good faith by the Company’s Board of Directors.

2. Limitation on Transfer.

(a) This Warrant and the Preferred Stock shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to insure compliance with the provisions of the Securities Act. Each holder of this Warrant or the Preferred Stock issuable hereunder will cause any proposed transferee of the Warrant or Preferred Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to any lender transferee of a portion of the loan commitment of Venture Lending & Leasing IV, Inc. under the Loan Agreement, by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferees(s) (and Holder, if applicable).

(b) Each certificate representing (i) this Warrant, (ii) the Preferred Stock, (iii) shares of the Company’s Common Stock issued upon conversion of the Preferred Stock and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c) The Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for the Company, that an exemption from such registration is available.

(d) The Holder hereby agrees that it shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the one hundred eighty (180) day period (or for such longer period as may be requested by an underwriter of Common Stock (or other securities) of the Company in connection with NASD Rule 2711(f)(4)) following the effective date of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act; provided that (a) such agreement applies only to the first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act and (b) all officers, directors and beneficial owners of greater than one percent (1%) of the Company’s outstanding Common Stock enter into similar agreements. The obligations described in this Section 2(d) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) of the Investor Rights Agreement dated June 28, 2001 by and among the Company and certain of its stockholders (the “Rights Agreement”) with respect to the shares of

Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. The Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2(d).

3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Preferred Stock may be listed. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as defined in Section 4 hereof) (i) if the total number of shares of Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by the Company’s Certificate of Incorporation, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Preferred Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends in Preferred Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a) Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above),

Then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Preferred Stock receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Preferred Stock as of the date on which holders of Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Preferred Stock (each of the foregoing being hereinafter referred to as a “Corporate Event”), then, as a condition of such Corporate Event, lawful and adequate provisions shall be made whereby the holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, provided, however, in the event that (1) the per share consideration receivable for each outstanding share of Preferred Stock in such Corporate Event is at least three (3) times the Stock Purchase Price in effect immediately prior to such Corporate Event, (2) the consideration to be received by Holder in such Corporate Event is cash or shares of stock that are of a publicly traded company listed on a national market or exchange which may be sold without restrictions after the close of such Corporate Event and (3) all other options (excluding stock options granted to the Company’s employees) and warrants are not being assumed, this Warrant shall automatically be deemed exercised in accordance with the provisions of Section 1(b) hereof immediately prior to the consummation of the closing of the Corporate Event. Notwithstanding the foregoing, if the Corporate Event does not satisfy the 3-part test set forth in the preceding sentence, then at the Company’s option, this Warrant will be automatically exercised in accordance with the provisions of Section 1(b) hereof immediately prior to the consummation of the closing of the Corporate Event at a Stock Purchase Price of One Cent ($0.01). In any such case where the Warrant is not deemed exercised pursuant to the terms of this Section 4.3, appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

4.4 Sale or Issuance Below Purchase Price. The other antidilution rights applicable to the shares of Preferred Stock purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the date hereof (the “Charter”). Such antidilution rights shall not be restated, amended, modified or waived in any manner without the Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on the Holder hereof would be more adverse to the Holder hereof than, and substantially dissimilar to, its effect on the other holders of the same series of the Company’s Preferred Stock. The Company shall promptly provide the Holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

4.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation, is based.

4.6 Other Notices. If at any time:

(a) the Company shall declare any cash dividend upon its Preferred Stock;

(b) the Company shall declare any dividend upon its Preferred Stock payable in stock or make any special dividend or other distribution to the holders of its Preferred Stock;

(c) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity;

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(e) the Company shall take or propose to take any other action, written notice of which is actually provided to all of the holders of the Preferred Stock;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (i) the same written notice as is provided to the holders of Preferred Stock of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, the same written notice as is provided to the holders of Preferred Stock of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7 Certain Events. If any change in the outstanding Preferred Stock of the Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

5. Issue Tax. The issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6. Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Preferred Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

8. Intentionally Omitted.

9. Registration Rights. The Holder hereof shall be entitled to become a party to the Third Amended and Restated Investors Rights Agreement dated as of June 28, 2001 (as amended from time to time, the “Rights Agreement”), to the same extent and on the same terms and conditions as possessed by the investors thereunder with the following exceptions and clarifications: (i) the Holder will have no demand registration rights; and (ii) the Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement. The Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to the Holder does not violate the provisions of the Rights Agreement or any of the Company’s charter documents or rights of prior grantees of registration rights.

10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Preferred Stock issued upon exercise of this Warrant, contained in Sections 6 and 9 shall survive the exercise of this Warrant.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by telecopy or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

13. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Preferred Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assign of the Holder hereof. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Holder hereof but at the Company’s expense, acknowledge in writing its continuing obligation to the Holder hereof in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which the Holder hereof shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of the Holder hereof to make any such request shall not affect the continuing obligation of the Company to the Holder hereof in respect of such rights.

14. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

15. Lost Warrants or Stock Certificates. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

17. Representations of Holder. With respect to this Warrant, Holder represents and warrants to the Company as follows:

17.1 Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of the Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; the officers of the Company have made available to Holder any and all written information it has requested; the officers of the Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Company, and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

17.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3 Rule 144. It acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4 Access to Data. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.

18. Additional Representations and Covenants of the Company. The Company hereby represents, warrants and agrees as follows:

18.1 Corporate Power. The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by the Company of this has been taken. This Warrant is a valid and binding obligation of the Company, enforceable in accordance with its terms.

18.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4 Stock Issuance. Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the shares of Preferred Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Preferred Stock into shares of Common Stock, the Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.

18.5 Certificates and By-Laws. The Company has provided Holder with true and complete copies of the Company’s Certificate of Incorporation, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6 Conversion of Preferred Stock. As of the date hereof, each share of the Preferred Stock is convertible into one share of the Common Stock.

18.7 Financial and Other Reports. From time to time up to the earlier of the Expiration Date or the complete exercise of this Warrant, the Company shall furnish to Holder upon request (i) within 180 days after the close of each fiscal year (commencing with Company’s 2005 fiscal year) of the Company an audited balance sheet and statement of changes in financial position at and as of the end of such fiscal year, together with an audited statement of income for such fiscal year; and (ii) within 45 days after the close of each fiscal quarter of the Company, an unaudited balance sheet and statement of cash flows at and as of the end of such quarter, together with an unaudited statement of income for such quarter.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ____ day of December 2004.

SENORX, INC.

By:
Title:

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: SENORX, INC.

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below _______________ ( )shares (the “Shares”) of Stock of _______________ and herewith makes payment of __________ Dollars ($ ) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _______, whose address is ______________.

☐	The undersigned hereby elects to convert _________ percent (____%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to the Company.

Dated

Holder:

By:

Its:

(Address)

(1)	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated:

Holder:

By:

Its:

EXHIBIT “A”

[On letterhead of the Company]

Reference is hereby made to that certain Warrant dated December ___, 2004 issued by SENORX, INC., a Delaware corporation (the “Company”), to VENTURE LENDING & LEASING IV, INC., a Maryland corporation (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number of shares of the Company’s capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and the Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that the Holder is entitled to purchase from the Company ____________________________ (                    ) fully paid and nonassessable shares of the Company’s ____________________ Stock at a price of ______________________ Dollars ($                ) per share (the “Stock Purchase Price”). The Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ___ day of ________________, 200__.

SENORX, INC.

By:
Name:
Title:

EXHIBIT “E”

FORM OF LEGAL OPINION